Exhibit 10.3

WYTEX VENTURES, LLC
821 Frank Street
Sheridan, WY 82801

July 5, 2010

Scott Williams
President
Alternative Energy and Environmental
Solutions, LLC
159 North State Street
Newtown, PA 18940

Dear Scott,

This letter will serve as a consulting agreement between Alternative Energy and Environmental Solutions, Inc (AEES) and Wytex Ventures, LLC (Wytex) for consulting services related to furthering the business of AEES. This agreement will be in effect for a period of 12 months unless extended and will cover of up to $600,000. Wytex will invoice AEES periodically for services rendered. Invoices will be based on our standard billing rate.

If you are in agreement with this consulting agreement please sign and return the executed copy.

Sincerely,

/s/ Robert Craig, Jr.
Robert Craig, Jr
President

/s/ Scott Williams
Scott Williams